Exhibit 10.1
LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 6, 2022 (the “Closing Date”) is entered into among CANADIAN IMPERIAL BANK OF COMMERCE (“Bank”), PROCEPT BIOROBOTICS CORPORATION, a Delaware corporation (“Borrower Representative”) and each Borrower and Guarantor from time to time party hereto as set forth on Schedule 1 hereto.
AGREEMENT
The parties hereby agree as follows:
1.ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.
2.LOAN AND TERMS OF PAYMENT
1.1Promise to Pay. Each Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.
1.2[Reserved].
1.3Term Loan.
(a)Availability. Subject to the terms and conditions of this Agreement, Bank shall make an advance to Borrowers on the Closing Date in an aggregate principal amount equal to Fifty-Two Million Dollars ($52,000,000) (the “Term Loan”). Bank’s obligation to lend hereunder shall terminate upon the making of the Term Loan on the Closing Date. Borrowers shall use the proceeds of the Term Loan for working capital and general corporate purposes and to repay existing outstanding Indebtedness of Borrower Representative. Once repaid, the Term Loan may not be reborrowed.
(b)Repayment. Commencing on the Amortization Date, and continuing thereafter on the first day of each successive month through the Term Loan Maturity Date, Borrowers shall make consecutive monthly payments of (x) equal principal, in an amount equal to the quotient of (i) twenty percent (20%) of the outstanding principal amount of all Term Loans on the Amortization Date divided by (ii) twelve (12), plus (y) accrued and unpaid interest. For illustrative purposes, in the event that no portion of the Term Loans are prepaid prior to the Amortization Date and the aggregate outstanding principal of all Term Loans on the Amortization Date equals Fifty-Two Million Dollars ($52,000,000), the amount of monthly principal payments on and after the Amortization Date will equal Eight Hundred Sixty-Six Thousand, Six Hundred Sixty Six Dollars and Sixty-Seven cents ($866,666.67). Any and all unpaid Obligations, including principal and any accrued and unpaid interest in respect of the Term Loan, other fees and other sums, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.3(c) and 2.3(d).
(c)Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrowers shall promptly, but in any event within two Business Days, pay to Bank an amount equal to the sum of all outstanding principal plus any accrued and unpaid interest, plus all other sums, if any, that shall have become due and payable, including interest at the Default Rate or any late fee, if applicable.
(d)Permitted Prepayment of Term Loan. Borrowers shall have the option to prepay the Term Loan in increments of no less than $5,000,000, provided Borrowers provide written notice to Bank of its election to prepay the Term Loan at least 5 Business Days prior to such prepayment, and pay, on the date of such

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prepayment an amount equal to the sum of all outstanding principal plus any accrued and unpaid interest, plus all other sums, if any, that shall have become due and payable, including interest at the Default Rate or any late fee, if applicable.
1.4Bank Services. At a Borrower’s request, Bank may make available certain Bank Services from time to time, including without limitation any commercial credit card program offered through US Bank National Association, Canada Branch (the “Credit Card Facility”), and all such Bank Services shall constitute Obligations secured by the Collateral. The terms and conditions of the Credit Card Facility shall be set forth in Bank’s standard US Bank Canada Commercial Card Acknowledgement and Indemnity Agreement, which shall be entered into by the applicable Borrower as a condition to the Credit Card Facility. Each Borrower party to the Credit Card Facility agrees to pay amounts due pursuant to the Credit Card Facility on demand by Bank, and acknowledges that the Credit Card Facility may be terminated at any time upon prior written notice by Bank.
1.5Payment of Interest on the Credit Extensions.
(e)Interest Rate. The outstanding principal amount of the Term Loan shall accrue interest from and after the Closing Date, at a rate per annum equal to (i) the Term SOFR Rate plus (ii) the Applicable Margin.
(f)Default Rate. Immediately, upon the occurrence and during the continuance of an Event of Default (unless otherwise directed by Bank in its sole discretion), the Obligations shall bear interest at the Default Rate. Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(g)Payment; Interest Computation. Interest is payable monthly in arrears on the first day of each month and shall be computed on the basis of a 365 or 366-day year, as applicable, for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern Time on any day shall be deemed received at the opening of business on the following Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded.
(h)Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to Bank an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of principal outstanding in respect of the Credit Extensions; second, after all principal is repaid, to the payment of Bank’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers.
(i)Adjustment to Interest Rate. The Term SOFR Rate shall be adjusted at the commencement of a new Interest Period.
1.6Fees and Charges. Borrowers shall pay to Bank all Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Closing Date, when due (or, if no stated due date, within two Business Days after receipt of invoice by Bank). Borrower has paid to Bank a good faith deposit of $50,000 (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. The Good Faith Deposit will be applied to Bank Expenses incurred through the Closing Date.
Unless otherwise provided in this Agreement or in a separate writing by Bank, the fees specified this Section 2.6 are fully-earned as of the Closing Date, and in no event shall any Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder and notwithstanding the required payment date for such fees or charges.
1.7Payments; Credits; Application of Payments.
(a)All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 12:00 p.m. Eastern Time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern Time are considered

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received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Unless otherwise notified by Bank in writing, Bank shall initiate debit entries to any Deposit Accounts as authorized on the Debit Authorization for principal and interest payments or any other amounts Borrowers owe Bank when due. These debits shall not constitute a set-off. If the Debit Authorization arrangement is terminated for any reason, Borrowers shall promptly deliver a new Debit Authorization with respect to another Deposit Account of a Borrower and until such new Debit Authorization is effective, shall make all payments due to Bank at Bank’s address specified in Section 10, or as otherwise notified by Bank in writing. Except to the extent otherwise requested in writing by Borrower, including pursuant to any disbursement letter or other request for credit extensions, any amounts to be funded or otherwise paid by Bank to a Borrower may be credited in accordance with the Credit Authorization.
(b)No Borrower shall have a right to specify the order or the loan accounts to which Bank shall allocate or apply any payments made by a Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement.
1.8Taxes.
(j)Except as required by applicable law, payments received by Bank from the Loan Parties under this Agreement will be made free and clear of and without deduction for any and all Taxes. However, if at any time any Governmental Authority, applicable law, regulation or international agreement requires any Loan Party (as determined in the good faith discretion by any Loan Party) to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, then (i) the applicable Loan Party shall withhold or make such deductions as such Loan Party determines to be required, (ii) the applicable Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (iii) to the extent that the withholding or deduction is made on account of Non-Excluded Taxes, the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum that Bank would have received had no withholding or deduction been required. Borrower Representative shall, upon written request, furnish Bank with proof reasonably satisfactory to Bank indicating that the Loan Parties have made such withholding payment. The agreements and obligations of the Loan Parties and Bank contained in this Section 2.8 shall survive the termination of this Agreement, and shall apply to any successor, assignee or participant (or other transferee) of Bank or any Loan Party as of the date such Person becomes party to, or otherwise obligated under, this Agreement, provided, however, that no participant shall be entitled to receive any greater payment under this Section 2.8(a) with respect to any participation than the participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. For purposes of this Section 2.8, the term “applicable law” includes FATCA.
(k)To the extent Bank is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments made under the Loan Documents, Bank shall, from time to time, as reasonably requested by Borrower Representative, provide such properly completed and executed documentation reasonably requested by Borrower Representative as will permit such payment to be made without withholding or at a reduced rate of withholding. In addition, Bank shall, if reasonably requested by Borrower Representative, deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Representative as will enable any Loan Party to determine whether or not Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(c)(i), (c)(ii)(A), (c)(ii)(B), (c)(ii)(C), (c)(ii)(D), and 2.8(e) below) shall not be required if in Bank’s reasonable judgment such completion, execution or submission would subject Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank. Each Person that becomes a successor, assignee or participant (or other transferee) of Bank pursuant to Section 12.2 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to Sections 2.8(b), 2.8(c), 2.8(d), and 2.8(e), as applicable, as if it were “Bank” (it being understood that in the case of a participation, the participant may deliver such forms and statements to Bank).
(l)Without limiting the foregoing, Bank shall deliver to Borrower Representative on the date of this Agreement (and thereafter as reasonably requested by Borrower Representative):
(i)If Bank is a “United States person” as defined in Section 7701(a)(30) of the IRC (a “U.S. Person”), Bank shall deliver, on or prior to the date on which it becomes a party hereto (and from time to time thereafter upon reasonable request of Borrower Representative), executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax;
(ii)If Bank is not a U.S. Person, Bank shall, to the extent it is legally entitled to do so, deliver to Borrower Representative (in such number of copies as shall be requested by Borrower

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Representative) on or prior to the date on which it becomes a party hereto (and from time to time thereafter upon the reasonable request of Borrower Representative), whichever of the following is applicable to it:
(A)    in the case it claims the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case it claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in form and substance reasonably satisfactory to Borrower Representative, to the effect that it is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable; or
(D)    to the extent it is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;
(iii)Bank shall, to the extent it is legally entitled to do so, deliver to Borrower Representative (in such number of copies as shall be requested by Borrower Representative) on or prior to the date on which it becomes a party hereto (and from time to time thereafter upon the reasonable request of Borrower Representative), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.
(c)Bank agrees that if any form or certification it previously delivered under Section 2.8(c) and 2.8(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative in writing of its legal inability to do so.
(d)If a payment made to Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Bank shall deliver to Borrower Representative at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower Representative as may be necessary for any Loan Party to comply with its obligations under FATCA and to determine that Bank has complied with Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)Without duplication of the Loan Parties’ obligations under Section 2.8(a), each Loan Party shall, jointly and severally, indemnify Bank, within ten days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by Bank shall be conclusive absent manifest error.
(f)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.8, Borrower Representative shall deliver to Bank the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment (if any) or other evidence of such payment reasonably satisfactory to Bank.
(g)If Bank receives a refund of any Non-Excluded Taxes or amounts with respect to which a Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay to Borrower Representative an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 2.8 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of Bank, and without interest (other than any interest paid by the relevant Governmental

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Authority with respect to such refund), provided that each Borrower, upon the request of Bank, agrees to repay the amount paid over to Borrowers pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Bank in the event Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrowers or any other Person.
1.9Continuation. Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving irrevocable notice in a Notice of Continuation to the Bank, in accordance with the applicable provisions of the term “Interest Period” set forth in Exhibit A, of the length of the next Interest Period to be applicable to such SOFR Loan; provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower Representative shall fail to have timely delivered a Notice of Continuation, Borrower Representative shall be deemed to have elected to continue such SOFR Loan as a SOFR Loan having the same Interest Period effective on the last day of such Interest Period.
1.10Inability to Determine Interest Rate; Benchmark Transition Event.
(m)If prior to the first day of any Interest Period for any SOFR Loan, Bank shall have determined (which determination shall be conclusive and binding upon the Borrowers) in connection with any request for a SOFR Loan or a conversion to or a continuation thereof, for any reason that (a) SOFR or Term SOFR Rates have ceased or will cease to be available for the available Interest Period(s), permanently or indefinitely; or (b) for any reason that SOFR or Term SOFR Rates for all available Interest Periods are no longer, or as of a specified future date will no longer be, representative (or generally used or accepted as a benchmark rate for U.S. Dollar denominated syndicated or bilateral credit facilities) or do not, or as of a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (each a “Benchmark Transition Event”), then Bank shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing) or by electronic communication to the Borrowers. On the last day of the Interest Period for each outstanding SOFR Loan occurring on or after the effective date of such notice, the interest on such SOFR Loan shall cease to be calculated on the basis of a Term SOFR Rate and subject to Section 2.10(b), shall commence to be calculated at the option of Bank (exercised by further notice in writing to Borrower Representative) on the basis of the sum of: (A) the alternate benchmark rate that has been selected by Bank and the Borrowers giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant Governmental Authority or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the Term SOFR Rate and (B) the related Benchmark Replacement Adjustment (the replacement benchmark rate chosen by Bank pursuant to the foregoing, the “Replacement Benchmark Rate”).
If the Replacement Benchmark Rate would at any time be less than the Floor, the Replacement Benchmark Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
(n)In respect of any Benchmark Transition Event:
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, and notice of the Replacement Benchmark Rate has been given to Borrower Representative and become effective, such Replacement Benchmark Rate will replace the applicable SOFR Benchmark Rate, for all purposes under this Agreement and every other Loan Document without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document except for the Benchmark Replacement Conforming Changes determined by Bank to be necessary or desirable and written notice of which have been given to the Borrower.
(ii)In connection with the implementation of a Replacement Benchmark Rate, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)Any determination, decision or election that may be made by Bank under this Section 2.10 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10.
(a)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at any time the Term SOFR Rate for any particular Interest Period (a) is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (b)

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the SOFR Administrator has provided a public statement or there has been publication of information announcing that such Interest Period is or will be no longer representative, then (i) Bank may provide written notice of such event to Borrower Representative and upon the effective date of such notice, the definition of Interest Period will be automatically amended to delete reference to such unavailable or un-representative Interest Period without the consent, approval or any other action by any of the parties to this Agreement or any of the other loan or security documents, and (ii) if such Interest Period subsequently becomes available or representative, then Bank may, in its reasonable discretion, reinstate such Interest Period under this Agreement by written notice to the Borrower Representative.
1.11[Reserved].
1.12Illegality; Requirements of Law.
(o)Illegality. If Bank determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank to make, maintain or fund Credit Extensions with interest determined by reference to any applicable SOFR Benchmark Rate, or to determine or charge interest rates based upon any applicable SOFR Benchmark Rate, then, on notice thereof by Bank to the Borrower Representative, any obligation of Bank to make or continue the affected SOFR Loans shall be suspended until Bank notifies Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from Bank, prepay all SOFR Loans on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such SOFR Loans to such day, or immediately, if Bank may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
(p)Requirements of Law. If any Change in Law:
(i)shall subject Bank to any Taxes (other than (A) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (B) Connection Income Taxes) on the Term Loan, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by Bank (except any reserve requirement reflected in SOFR or the Term SOFR Rate); or
(iii)impose on Bank or the interbank eurodollar market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term Loan; and the result of any of the foregoing shall be to increase the cost to Bank of making, continuing or maintaining the Term Loan determined with reference to SOFR or the Term SOFR Rate, or to reduce the amount of any sum receivable or received by Bank or hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case of clauses (i) through (iii) above, upon the request of Bank, the Borrowers will promptly pay Bank, any additional amount or amounts necessary to compensate Bank for such additional costs incurred or reduction suffered. If Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative of the event by reason of which it has become so entitled.
(h)If Bank reasonably determines that any Change in Law affecting, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of this Agreement or the Term Loan to a level below that which Bank could have achieved but for such change in such Requirement of Law (taking into consideration Bank’s policies with respect to capital adequacy), then from time to time the Borrowers will pay to Bank such additional amount or amounts as will compensate Bank for any such reduction suffered.
(i)A certificate as to any additional amounts payable pursuant to paragraphs (b) or (c) of this Section submitted by Bank to Borrower Representative shall be conclusive in the absence of manifest error. Borrowers shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate Bank pursuant to Section 2.12(b) or Section 2.12(c) for any increased costs incurred or reductions suffered more than nine months prior to the date that Bank notifies Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The obligations of the Borrowers arising pursuant to this Section 2.12 shall survive the termination of this Agreement.
3.CONDITIONS OF LOANS

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1.1Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)duly executed signatures to this Agreement;
(b)duly executed signatures to the IP Security Agreement;
(c)duly executed signatures to the Account Control Agreement(s) required under Section 6.6;
(d)[reserved];
(e)for each Loan Party, a certificate of such Loan Party, duly executed by a Responsible Officer of such Loan Party, certifying and attaching (i) the Operating Documents of such Loan Party, (ii) resolutions duly approved by the Board of such Loan Party, (iii) any resolutions, consent or waiver duly approved by the requisite holders of such Loan Party’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency;
(f)a payoff letter with respect to Indebtedness outstanding as of the Closing Date to Oxford Finance LLC, together with all documents reasonably required in connection with the payoff and release of security interests;
(g)the Perfection Certificate of Borrower Representative, together with the duly executed signature thereto;
(h)evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 are in full force and effect, and which certificates and endorsements shall be as set forth on Exhibit E;
(i)original stock certificates representing the Shares, if any, together with a stock power or other appropriate instrument of transfer, with respect to each original stock certificate, if any, duly executed by the holder of record of such Shares and in blank;
(j)a legal opinion of counsel to the Loan Parties;
(k)a disbursement letter, duly executed by Borrower Representative;
(l)financial statements of Borrower Representative and the most recent board-approved operating budget and financial projections for the fiscal year ending December 31, 2022;
(m)a completed Debit Authorization and Credit Authorization, in each case, duly executed by a Borrower;
(n)evidence satisfactory to Bank that Borrower Representative maintains no less than $200,000,000 in cash in Deposit Accounts which are demand deposit accounts held at CIBC (or evidence that such amount will be deposited in such accounts substantially concurrently with the satisfaction of the conditions listed in this Section 3.1); and
(o)payment of the fees and Bank Expenses then due as specified in Section 2.6.
1.1Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension is subject to the following conditions precedent:
(p)the representations and warranties in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(q)Bank’s satisfaction with the results of Bank’s due diligence investigation, including, without limitation, review of financial statements, management and investor interviews, and customer verification;

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(r)no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension; and
(s)there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, as determined by Bank in Bank’s discretion.
1.2Covenant to Deliver.
(t)Loan Parties agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Each Loan Party expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Loan Party’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
(u)Each Loan Party agrees to deliver the items set forth on Schedule 2 hereto within the timeframe set forth therein (or by such other date as Bank may approve in writing), in each case, in form and substance reasonably acceptable to Bank.
4.CREATION OF SECURITY INTEREST
1.1Grant of Security Interest. Each Loan Party hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
1.2Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If a Loan Party shall acquire a commercial tort claim with a potential recovery in excess of $500,000, such Loan Party shall promptly notify Bank in writing and deliver such other information and documents as Bank may require to perfect Bank’s security interest in such commercial tort claim. If a Loan Party shall acquire a certificate with respect to Shares or any instrument, such Loan Party shall promptly notify Bank and deliver the same together with a stock power or instrument of transfer and any necessary endorsement, all in form reasonably satisfactory to Bank.
1.3Authorization to File Financing Statements. Each Loan Party hereby authorizes Bank to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Such financing statements may describe the Collateral as “all assets” of such Loan Party.
1.4Pledge of Collateral. Each Loan Party hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date or as from time to time required pursuant to this Agreement, any certificates evidencing the Shares shall be delivered to Bank, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Shares, the applicable Loan Party shall cause the books of the issuer of such Shares and any transfer agent to reflect the pledge of the Shares. Unless an Event of Default shall have occurred and be continuing, each Loan Party shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.
1.5Termination. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist or reimbursement obligations or other obligations which, by their terms, survive the termination of this Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist or reimbursement obligations or other obligations which, by their terms, survive the termination of this Agreement) and at such time as Bank’s obligation to make Term Loans has terminated, Bank shall, at Borrowers’ sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.
5.REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants as follows:

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1.6Due Organization, Authorization; Power and Authority.
(a)Each Loan Party and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its respective jurisdictions of formation and is qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of its respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except to the extent Borrower Representative has provided notice of a legal name change to Bank in accordance with Section 7.2 or as may be updated from time to time pursuant to the terms of this Agreement, (i) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office ); (v) except as set forth in the Perfection Certificate, each Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that such Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement and the Perfection Certificate shall be deemed updated to the extent such notice and is provided to Bank of such permitted update, together with a copy of such updated perfection certificate).
(b)The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any agreement by which such Loan Party is bound, in each case except as could not reasonably be expected to result in a Material Adverse Effect. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.
1.7Collateral.
(a)Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.
(b)Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Bank a perfected security interest therein as required pursuant to the terms of Section 6.6. To the knowledge of the Borrowers, the Accounts are bona fide, existing obligations of the Account Debtors.
(c)The Collateral is located only at the locations identified in the Perfection Certificate and other locations which are either subject to a Collateral Access Agreement or constitute Excluded Locations. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed in writing pursuant to Section 6.12.
(d)Each Loan Party is the sole owner of the material Intellectual Property which it owns or purports to own except for (i) licenses constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate, as disclosed pursuant to Section 6.7(b) and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part. To the best of each Loan Party’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), no Loan Party is a party to, nor is it bound by, any Restricted License. No Subsidiary that is not a Loan Party owns any Intellectual Property that is material to the business of Loan Parties.

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(e)As of the Closing Date, no Collateral consisting of promissory notes is evidenced by an original instrument, and except for the Shares of Subsidiaries, no Investments consisting of equity interests of a third person are evidenced by certificates. All Collateral consisting of certificated securities or instruments has been delivered to Bank to be held as possessory collateral with such powers or allonges as Bank may require.
1.8Litigation and Proceedings. Except as set forth in the Perfection Certificate or as otherwise required to be disclosed to Bank pursuant to Section 6.2(g), there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party, any of its Subsidiaries or any officers or directors of the foregoing involving more than, individually or in the aggregate for all related proceedings, $500,000 or in which any adverse decision has had or could reasonably be expected to have a Material Adverse Effect.
1.9Financial Statements. All consolidated and consolidating financial statements for the Loan Parties and their Subsidiaries delivered to Bank fairly present in all material respects the consolidated and consolidating financial condition and results of operations of the Loan Parties and their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements.
1.10Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and each of their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and each Loan Party is able to pay its debts (including trade debts) as they mature.
1.11Consents; Approvals. Each Loan Party has obtained all third party or governmental consents, licenses, approvals, waivers, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary (i) to enter into the Loan Documents and consummate the transactions contemplated thereby, and (ii) to continue their respective businesses as currently conducted, except (with respect to this clause (ii)) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.
1.12Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Bank pursuant to Section 6.11 below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.
1.13Tax Returns and Payments. Each Loan Party and each of its Subsidiaries has timely filed all required tax returns and reports (or appropriate extensions therefor), and such Loan Party and Subsidiary has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary, as applicable, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $50,000. No Loan Party is aware of any claims or adjustments proposed for any prior tax years of any Loan Party or any of its Subsidiaries which could result in a material amount of additional taxes becoming due and payable by a Loan Party or any of its Subsidiaries.
1.14Shares. Each Loan Party has full power and authority to create a lien on the Shares and no restriction or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement or any applicable Loan Document. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To the knowledge of such Loan Party, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Loan Party knows of no reasonable grounds for the institution of any such proceedings.
1.15Compliance with Laws.
(a)No Loan Party or Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.
(b)No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Credit Extensions or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which

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might cause any of the Credit Extensions or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
(c)No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board. Neither the making of the Credit Extensions by Bank hereunder nor any Borrower’s use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.
(d)Each Loan Party and each of its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Credit Extensions made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable Requirement of Law applicable to Loan Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption (collectively “Anti-Corruption Laws”), and each Loan Party and each of its Subsidiaries, directors and officers and to the knowledge of Borrowers, any employees and agents of such Loan Party or Subsidiary are in compliance in all material respects, with Anti-Corruption Laws.
(e)No Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority, in each case to the extent such transaction or violation would result in a Material Adverse Effect.
1.16Products. A complete and accurate list of the Products, is set forth on the Perfection Certificate, as updated from time to time pursuant to the Compliance Certificate. The Loan Parties and their Subsidiaries hold all required Governmental Approvals, a list of which is set forth on the Perfection Certificate, and all such Governmental Approvals are in full force and effect, in each case, except where the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect. There are no proceedings in progress, pending or, to such Loan Party’s knowledge, threatened, that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of any Governmental Approval that would be reasonably expected to result in a Material Adverse Effect nor, to the best of the knowledge, information and belief of such Loan Party, after due inquiry, are there any facts upon which proceedings could reasonably be based that would be reasonably expected to result in a Material Adverse Effect. Without limitation of the foregoing:
(f)With respect to any Product being tested or manufactured, each Loan Party and each of its Subsidiary has received, and such Product is the subject of, all Governmental Approvals needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of a Loan Party or any of its Subsidiaries except where the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect, and neither any Loan Party nor any of its Subsidiaries has received any written notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of (i) any Loan Party’s or any of its Subsidiary’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of any Requirement of Law or the Governmental Approvals related to the manufacture of such Product, or (ii) any such Governmental Approval or that any such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product should cease, in each case, that would reasonably be expected to result in a Material Adverse Effect.
(g)With respect to any Product marketed or sold by a Loan Party or any of its Subsidiaries, such Loan Party or such Subsidiary, as applicable, has received, and such Product is the subject of, all Governmental Approvals needed in connection with the marketing and sales of such Product as currently being marketed or sold except where the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect, and no Loan Party nor any of its Subsidiaries has received any written notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of any such Governmental Approval or approval or that any such Governmental Approval has been revoked or withdrawn

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except where the failure to maintain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace, in each case, where such order or withdrawal would reasonably be expected to result in a Material Adverse Effect;
(h)There have been no adverse clinical test results in connection with a Product which have or could reasonably be expected to have a Material Adverse Effect, and
(i)There have been no Product recalls or voluntary Product withdrawals from any market that would reasonably be expected to result in a Material Adverse Effect.
1.17[Reserved].
1.18Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement given to Bank by or on behalf of a Loan Party or any of its Subsidiaries, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6.AFFIRMATIVE COVENANTS
1.19Government Compliance. Each Loan Party shall maintain its legal existence and good standing in its jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; comply with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; shall obtain all of the Governmental Approvals required in connection with its business and for the performance of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in accordance therewith, and comply with all terms and conditions with respect to such Governmental Approvals; and shall cause each other Loan Party and each of its Subsidiaries to do all of the foregoing, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall maintain and cause each other Loan Party and each of its Subsidiaries to maintain compliance with Sanctions and Anti-Corruption Laws, and shall implement and cause each other Loan Party and each of its Subsidiaries to implement appropriate policies and procedures to ensure compliance by their respective directors, officers, employees and agents with Sanctions and Anti-Corruption Laws, and shall not engage in transactions or dealings with a Sanctioned Person or Sanctioned Country.
1.20Financial Statements, Reports, Certificates, Notices. Borrower Representative shall provide Bank with the financial statements, reports, certificates and notices as and when set forth below:
(j)Quarterly Financial Statements. Within 45 days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows covering the consolidated and consolidating operations of Borrower Representative and each of its Subsidiaries for such quarter, in form reasonably acceptable to Bank, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.
(k)Quarterly Compliance Certificate. Within 45 days after the last day of each quarter and together with the quarterly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request.
(l)Annual Operating Budget and Financial Projections. Within 60 days after the end of each fiscal year of Borrower Representative (and promptly and within five Business Days of any material modification thereto), (i) operating budgets, on a consolidating basis (including income statements, balance sheets and cash flow statements for Borrower Representative) for the upcoming fiscal year of Borrower Representative, and (ii) annual financial projections for such fiscal year as approved by Borrower Representative’s Board.
(m)Annual Audited Financial Statements. As soon as available, but no later than 120 days after the last day of Borrower Representative’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (other than any qualification or

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limitation as to “going concern”) on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank, together with any management letter with respect thereto.
(n)[Reserved].
(o)SEC Filings. Within five days of filing, copies of all periodic reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission.
(p)Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could result in damages or costs to any Loan Party or any of its Subsidiaries of, individually or in the aggregate for all related proceedings, of $500,000 or more of any claim asserted in writing that a Loan Party or any of its products infringes on the Intellectual Property of another Person.
(q)[Reserved].
(r)Intellectual Property Report. Together with the Compliance Certificate delivered at the end of each calendar quarter, a report in form reasonably acceptable to Bank, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Loan Party or any of its Subsidiaries’ Intellectual Property.
(s)Other Reports and Information. Together with the quarterly financial reports, reports as to the following, in form reasonably acceptable to Bank: a schedule of each of the Deposit Accounts and cash balances of Borrower Representative and its Subsidiaries, and any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Bank.
(t)Operating Documents; Equity Financing Documents. Together with the Compliance Certificate due after the closing of any equity financing or any other material amendment to the Operating Documents of any Loan Party after the Closing Date, a copy of the related equity financing documents, if applicable, or amendment to Operating Documents.
(u)Insurance Renewal. At the request of Bank, annually upon renewal of insurance policies required pursuant to Section 6.5, Borrower Representative shall deliver such updated insurance certificates and endorsements to the policies as Bank may reasonably request to confirm requisite insurance coverage, such certificates and endorsements to be as set forth in and as set forth on Exhibit E.
(v)Product Related. Within three Business Days of receipt, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any Governmental Approvals required for the manufacturing, marketing, testing or sale of Products or which could have a Material Adverse Effect.
Additionally, documents required to be delivered pursuant to this Section 6.2 may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s investor relations or the SEC’s website.
1.21Inventory; Returns.
(f)Borrowers shall keep all Inventory in good and marketable condition, free from material defects.
(g)Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date. Borrower Representative shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $500,000, in each case, other than any such claims pursuant to a payment plan in Borrower’s ordinary course of business.
1.22Taxes; Pensions. Each Loan Party shall timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and shall cause each other Loan Party and each of its Subsidiaries to do all of the foregoing.

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1.23Insurance. Each Loan Party shall keep its business and the Collateral insured for risks and in amounts standard for companies in its industry and location and as Bank may reasonably request, and shall cause each Loan Party and each of its Subsidiaries to do so. All such insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Bank. Each Loan Party shall ensure that proceeds payable under any property policy maintained by any Loan Party with respect to Collateral are, at Bank’s option, payable to Bank on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payable, all liability policies shall show, or have endorsements showing, Bank as an additional insured, in each case, in form satisfactory to Bank and as set forth on Exhibit E (or with respect to such insurance maintained by carriers outside the United States, shall have taken such steps as is required pursuant to applicable Loan Documents or as Bank has reasonably requested). Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to $500,000 in the aggregate per fiscal year, toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Bank, be payable to Bank on account of the Obligations. At Bank’s reasonable request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments, together with such endorsements upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank 30 days prior written notice before any such policy or policies shall be canceled (or ten days’ notice for cancellation for non-payment of premiums). If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.
1.24Deposit and Securities Accounts.
(w)Except as set forth below, within 90 days of the Closing Date, each Loan Party shall maintain each of its primary Collateral Accounts with CIBC.
(x)The Loan Parties shall maintain the lesser of (x) $150,000,000 in cash or (y) all cash of the Loan Parties (other than amounts held in the Permitted SVB Account) in Deposit Accounts that are demand deposit accounts or money market deposit accounts held at CIBC.
(y)Each Loan Party shall deliver written notice to Bank five days prior to any Loan Party establishes any Collateral Account at or with any bank, broker or other financial institution other than with Bank or Bank’s Affiliates. For each Collateral Account that any Loan Party at any time maintains other than with Bank or Bank’s Affiliates (other than Excluded Accounts), Loan Parties shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account.
Notwithstanding the foregoing, Borrower Representative shall be permitted to maintain an amount not to exceed $12,500,000 in a Collateral Account held at Silicon Valley Bank that is subject to an Account Control Agreement in favor of Bank (the “Permitted SVB Account”).
1.25Intellectual Property.
(c)Each Borrower shall, and shall cause each other Loan Party and each of its Subsidiaries to, protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; not suffer any material claim of infringement that could reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within 60 days from initiation thereof or Borrower Representative has demonstrated to Bank’s satisfaction that such proceedings are without merit and adequate reserves have been taken; and no Borrower shall allow, or shall suffer any other Loan Party or Subsidiary to allow, any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(d)If any Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then Borrower Representative shall provide written notice thereof to Bank along with the then-next Compliance Certificate and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may reasonably request to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower Representative shall: (x) provide Bank with at least 15 days prior written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office

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(excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.
(e)Borrower Representative shall provide written notice to Bank (which may be delivered electronically within the later of (x) delivery of the then-next Compliance Certificate or (y) thirty days of any Loan Party entering or becoming bound by any Restricted License. Borrower Representative shall use commercially reasonable efforts to obtain, or use commercially reasonable efforts to cause such Loan Party to obtain, the consent of, or waiver in form reasonably satisfactory to Bank from any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Restricted License together with other Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
1.26Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, each Loan Party shall make available, at reasonable times, to Bank, without expense to Bank, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Loan Party.
1.27Access to Collateral; Books and Records. Each Borrower shall allow, and shall cause each other Loan Party to allow, at reasonable times, Bank, or its agents, to inspect the Collateral and audit and copy such Loan Party’s Books. Such inspections or audits shall be conducted no more often than one time per fiscal year unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be at Borrowers’ expense.
1.28Financial Covenants. Borrowers shall comply with one of the following two financial covenants (other than during a Streamline Period):
(z)Minimum Unrestricted Cash. Borrower shall maintain, at all times, Unrestricted Cash in an amount not less than the greater of (i) $20,000,000, (ii) the absolute value of EBITDA losses (if any) for the most recent consecutive 4-month period then ended, and (iii) the aggregate outstanding principal amount of the Term Loan, in each case, determined by reference to financial reporting required to have been delivered pursuant; or
(aa)Minimum Revenue and Growth. Borrower shall maintain Revenue, determined as of the last day of each fiscal quarter, (i) of not less than $50,000,000 for the consecutive 12-month period ended as of the month ending immediately prior to each measurement date, and (ii) for the consecutive 12-month period ended as of the month ending immediately prior to each measurement date that is at least 115% of Revenue as of the last day of the consecutive 12-month period of the immediately preceding year.
1.29Subsidiary Matters.
(h)If any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, or is the subject of a Division, or at any time upon Bank’s request with respect to any Subsidiary: (i) promptly, and in any event within five days of such formation, acquisition or Division, provide written notice to Bank together with certified copies of the Operating Documents for such Subsidiary (or in case of a Division, the Person(s) resulting from such Division), and (ii) promptly, and in any event within 30 days of such formation or creation: (A) take all such action as may be reasonably required by Bank to cause such new Subsidiary (other than an Immaterial Foreign Subsidiary) (or Person(s) resulting from a Division) to either: (x) provide to Bank a joinder to this Agreement pursuant to which such Subsidiary (or other Person(s)) becomes a Loan Party hereunder, or (y) guarantee the Obligations of Borrowers under the Loan Documents, and (B) grant a security interest in and to the collateral (other than any Excluded Property) of any such Subsidiary (other than an Immaterial Foreign Subsidiary) (or Person(s) (substantially in accordance with this Agreement)), in each case together with such Account Control Agreements and other documents, instruments and agreements reasonably requested by Bank, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien, subject to Permitted Liens) in and to the assets (other than any Excluded Property) of such newly formed or acquired Subsidiary (other than an Immaterial Foreign Subsidiary) (or Person(s) resulting from a Division) and (C) pledge all of the Shares in such new Subsidiary (or Person(s)) (other than any Excluded Property).
(i)Borrowers shall not permit Subsidiaries which are not Loan Parties, in the aggregate to own any Intellectual Property which is material to the business of Borrowers as a whole, without causing one or more of such Subsidiaries to enter into a joinder to this Agreement or a Guaranty as Bank may reasonably request within 30 days (or such other period as Bank may agree in writing), unless waived by Bank in writing.

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1.30Property Locations.
(ab)Each Loan Party shall provide to Bank at least ten days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).
(ac)With respect to any property or assets of a Loan Party located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), Loan Parties shall cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for Bank’s benefit. Loan Parties shall deliver to Bank each warehouse receipt, where negotiable, covering any such property.
(ad)With respect to any property or assets of a Loan Party located on leased premises (other than Excluded Locations), Loan Parties shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location.
1.31Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
7.NEGATIVE COVENANTS
No Loan Party shall, or shall cause or permit any Subsidiary to, do any of the following:
1.32Dispositions. Transfer all or any part of its business or property, except for Permitted Transfers.
1.33Changes in Business, Management, or Ownership. (a) Engage in any business other than the businesses currently engaged in by such Person on the date hereof, as applicable, or reasonably related, complementary or incidental thereto; (b) cease doing business, or liquidate or dissolve; (c) permit or suffer a Change in Control; (d) without at least 20 days prior written notice to Bank (i) change its jurisdiction of organization, (ii) change its chief executive office, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change its organizational number (if any) assigned by its jurisdiction of organization.
1.34Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) or enter into any agreement to do any of the same, except for a merger or consolidation by a Subsidiary with or into another Subsidiary or a Loan Party, provided that in connection with any merger or consolidation involving Borrower Representative or a Loan Party, Borrower Representative or such Loan Party, as applicable, shall be the surviving Person.
1.35Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.
1.36Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except in connection with Permitted Liens permitted to have priority over Bank’s Lien pursuant hereto.
1.37Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.
1.38Distributions; Investments. (a) Pay any dividends or make any distribution or payment in respect of, or redeem, retire or purchase any Equity Interests provided that (i) Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Bank, (iii) Borrower Representative may pay dividends solely in Equity Interests of Borrower Representative, (iv) Borrower Representative may make cash payments in lieu of fractional shares, (v) any Subsidiary may pay dividends or make any other distribution to a Loan Party or Subsidiary thereof, and (vi) Borrower Representative may repurchase the Equity Interests issued by Borrower Representative pursuant to stock repurchase agreements approved by Borrower Representative’s Board, provided that (A) no Event of Default exists at the time of such repurchase and no Event of Default would result therefrom (B) the aggregate amount of all such repurchases does not exceed $500,000 per fiscal year, and (C) such payment or distribution is permitted under and is made in compliance with all applicable laws; or (b) directly or indirectly make any Investment other than Permitted Investments.

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1.39Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) bona fide rounds of Subordinated Debt or equity financing by investors in Borrower Representative for capital raising purposes, (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board, (d) payments by the Loan Parties and their Subsidiaries pursuant to transfer pricing arrangements or cost plus arrangements that are approved by Borrower’s Board, in each case, solely as between or among the Loan Parties and one or more of their Subsidiaries and (e) transactions permitted pursuant to Sections 7.1, 7.2, 7.4 and 7.7.
1.40Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
1.41Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iii) fail to comply with the applicable provisions of the Federal Fair Labor Standards Act or (iv) violate any other law or regulation, if the foregoing subclauses (i) through (iv) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of a Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
1.42Payment Default. Any Loan Party fails to (a) pay any principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);.
1.43Covenant Default.
(j)A Borrower fails or neglects to perform any obligation in Section 4.2, Section 6.2, 6.4, 6.5, 6.6, 6.7, 6.9, 6.10, 6.11, or 6.13, or violates any covenant in Section 7; or
(k)A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).
1.44Material Adverse Effect. An event or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect.
1.45Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or of any of its Subsidiaries, or (ii) a notice of Lien or levy is filed against the assets of any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within

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ten days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten day cure period; or
(b)(i) any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.
1.46Insolvency. (a) Loan Parties and their Subsidiaries, as a whole, are unable to pay its debts (including trade debts) as they become due, the realizable value of the Loan Parties’ consolidated assets, as a whole, is less than the aggregate sum of their liabilities, or the Loan Parties otherwise become insolvent; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within 60 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed).
1.47Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness (including, for the avoidance of doubt, Indebtedness incurred pursuant to credit cards) in an amount individually or in the aggregate in excess of $500,000 (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement in favor of Bank); or (b) any breach or default by a Loan Party, the result of which could have a Material Adverse Effect.
1.48Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against a Loan Party by any Governmental Authority, and the same are not, within ten days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the satisfaction, payment, expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such fine, penalty, judgment, order or decree).
1.49Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
1.50Subordinated Debt. Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than in accordance with its terms), any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.
1.51Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations and such breach is not cured within any applicable cure period specified therein; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral.
1.52Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could have, a Material Adverse Effect.
9.BANK’S RIGHTS AND REMEDIES
1.53Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(c)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(d)stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Loan Party and Bank;

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(e)(i) demand that Borrowers deposit cash with Bank as collateral security for the repayment of any future drawings under any Letters of Credit and pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letter of Credit, (ii) terminate any other bank services provided by Bank for any Loan Party or Subsidiary thereof;
(f)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing a Loan Party money of Bank’s security interest in such funds;
(g)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Loan Parties shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(h)apply to the Obligations any (i) balances and deposits of any Loan Party it holds, or (ii) amount held by Bank owing to or for the credit or the account of such Loan Party;
(i)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Loan Party’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, a Loan Party’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(j)place a “hold” on any account maintained with Bank or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;
(k)demand and receive possession of any Loan Party’s Books; and
(l)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
1.54Power of Attorney. Each Loan Party hereby irrevocably appoints Bank (and any of Bank’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable solely upon the occurrence and during the continuance of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Bank’s security interest and Liens in the Collateral; (b) endorse such Loan Party’s name on any checks or other forms of payment or security; (c) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (e) make, settle, and adjust all claims under such Loan Party’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Bank or a third party as the Code permits; and (h) dispose of the Collateral. Each Loan Party further hereby appoints Bank (and any of Bank’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to: (i) sign such Loan Party’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Bank’s security interest in the Collateral until all Obligations (other than contingent indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full and the Bank’s obligation to provide Credit Extensions has terminated, (ii) execute and do all such assurances, acts and things which such Loan Party is required, but fails to do under the covenants and provisions of the Loan Documents; (iii) take any and all such actions as Bank may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Bank under this Agreement or the other Loan Documents. Bank’s foregoing appointment as each Loan Party’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist, reimbursement obligations or other obligations which, by their terms, survive termination of the Agreement) have been fully repaid, in cash, and otherwise fully performed and Bank is under no further obligation to make Credit Extensions hereunder.

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1.55Protective Payments. If a Loan Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the Default Rate. Bank will make reasonable efforts to provide Borrower Representative with notice of Bank obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
1.56Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Loan Parties by credit to the Deposit Account designated by Loan Parties or to other Persons legally entitled thereto. Loan Parties shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
1.57Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Loan Parties bear all risk of loss, damage or destruction of the Collateral.
1.58No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by each Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
1.59Demand Waiver. Each Loan Party waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.
1.60Shares. Each Loan Party recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so. Upon the occurrence and during the continuation of an Event of Default, (i) Bank may, at its option, and with two Business Days prior notice to any Loan Party (unless such Event of Default is an Event of Default specified in Section 8.4 or 8.5, in which case no such notice need be given), and in addition to all rights and remedies available to Bank under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Shares owned by such Loan Party, but under no circumstances is Bank obligated by the terms of this Agreement to exercise such rights, and (ii) if Bank duly exercises its right to vote any of such Shares, each Loan Party hereby appoints Bank, such Bank’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Shares in any manner Bank deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.
10.NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document shall be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class,

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registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Bank and Loan Parties may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Loan Parties:	PROCEPT BioRobotics Corporation 900 Island Drive Redwood City, California 94065 Attention: Chief Legal Officer Email: Legal@procept-biorobotics.com
If to Bank:
for any borrowing request:
Canadian Imperial Bank of Commerce
Credit Processing Services
595 Bay Street, 5th floor
Toronto, Ontario
M5G 2C2
Attention: Derek Rosin; Aakash Maniar
Email: Derek.Rosin@cibc.com; Aakash.Maniar@cibc.com; mailbox.innovation@cibc.com

for all other notices:	Canadian Imperial Bank of Commerce 81 Bay Street, 10th Floor, Toronto, Ontario M5J 0E7 Attention: Jeff Chapman Email: jeff.chapman@cibc.com
With a copy, not constituting notice, to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attn: John Hale e-mail: jhale@cooley.com
11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each Loan Party hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in, or subsequently provided by such Loan Party in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Loan Parties’ actual receipt thereof or three days after deposit in the U.S. mails, proper postage prepaid. Each Loan Party hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH LOAN PARTY AGREES THAT IT SHALL NOT

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SEEK FROM BANK UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 11 shall survive the termination of this Agreement.
12.GENERAL PROVISIONS
1.61Termination Prior to Maturity; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist, any reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and Bank no longer has any obligation to extend credit to a Borrower. So long as Borrowers have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist, any reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), and all Bank Services which are to survive the termination of this Agreement have been cash collateralized, as required by Bank, this Agreement may be terminated prior to the maturity of all Credit Extensions outstanding by Borrowers, effective three Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
1.62Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to any Loan Party, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to any Person who is in the reasonable discretion of Bank is (a) a direct competitor of Borrower or (b) a vulture or distressed debt fund. Bank, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the applicable lender, and the applicable commitments of, and principal amounts (and stated interest) of the Term Loans or other Obligations owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Bank, the Borrowers and the applicable lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any lender, at any reasonable time and from time to time upon reasonable prior notice. Each lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, Term Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, Term Loan or other Obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Bank and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
1.63Indemnification. Each Loan Party agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among Bank and Loan Parties (including reasonable attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Each Loan Party agrees to pay, and to save Bank harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Bank) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
1.64Borrower Liability. If any Person is joined to this Agreement as a Borrower, the following provisions shall apply: Each Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower

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hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which such Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
1.65Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
1.66Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
1.67Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
1.68Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.
1.69Counterparts; Electronic Execution of Documents. This Agreement and each other Loan Document (except as expressly otherwise specified therein) may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures (including in “.pdf” format) or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
1.70Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Bank, including pursuant to the Securities Exchange Act of 1934, as amended; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use a Borrower’s name and logo, and include a brief description of the relationship among Borrowers and Bank, in Bank’s marketing materials. Bank may use confidential information for the development of databases, reporting purposes, and market

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analysis so long as such confidential information is aggregated and anonymized prior to distribution, and Bank has ownership of the information and analysis so developed. The provisions of this paragraph shall survive the termination of this Agreement.
1.71Attorneys’ Fees, Costs and Expenses. In any action or proceeding among Loan Parties and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
1.72Borrower Representative. Each Borrower hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Credit Extension). Each Borrower acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered by Bank hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) the Bank shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Each Borrower shall act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with Bank, such Borrower shall do so through Borrower Representative.
1.73Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
1.74Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
1.75Publicity; Press Releases. Bank may issue a press release announcing the financing pursuant to this Agreement with the prior written consent of Borrower and such press release may display any of Borrower’s logos. Bank may display any of Borrower’s logos and name on its website and other marketing materials consistent with Bank’s practices with respect to its loan portfolio.
1.76Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
1.77Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
13.GUARANTY
1.78Guaranty. Each Guarantor who has executed this Agreement as of the date hereof, together with each Loan Party who accedes to this Agreement as a Guarantor after the date hereof pursuant to Section 6.11 hereby, jointly and severally, unconditionally and irrevocably, guarantees to Bank the prompt and complete payment and performance by Borrowers and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (provided, however, that “Obligations” of a particular Guarantor shall not include any Excluded Swap Obligation of such Guarantor). In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:
(a)each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon Bank’s exercise or enforcement of any remedy it or they may have against a Borrower, or any other Guarantor or other Person liable in respect of the Obligations, or all or any portion of the Collateral; and
(b)Bank may enforce this guaranty notwithstanding the existence of any dispute between Bank and a Borrower or any other Guarantor with respect to the existence of any Event of Default.
1.79Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 13.5).

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1.80Termination. The guaranty pursuant to this Section 13 shall remain in full force and effect until the Termination Date.
1.81Unconditional Nature of Guaranty. No payment made by a Borrower, Guarantor, any other guarantor or any other Person or received or collected by Bank from a Borrower, Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date.
1.82Right of Contribution. If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 13.6. The provisions of this Section 13.5 shall in no respect limit the obligations and liabilities of any Guarantor to Bank, and each Guarantor shall remain liable to Bank for the full amount guaranteed by such Guarantor hereunder.
1.83No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Bank, no Guarantor shall be entitled to be subrogated to any of the rights of Bank against a Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by Bank for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from a Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for Bank, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Bank in the exact form received by such Guarantor (duly indorsed by such Guarantor to Bank, if required), to be applied to the Obligations, irrespective of the occurrence or the continuance of any Event of Default.
1.84Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by Bank may be rescinded by Bank and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Bank, and this Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, and any collateral security, guarantee or right of offset at any time held by Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Bank shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee pursuant to this Section 13 or any property subject thereto.
1.85Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consent. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Bank upon the guaranty contained in this Section 13 or acceptance of this guaranty. The Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between Borrowers, Guarantors and Bank shall be conclusively presumed to have been had or consummated in reliance upon this guaranty. Each Guarantor further waives:
(a)diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to the Obligations;
(b)any right to require Bank to marshal assets in favor of any Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against any Borrower, any other Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Obligations or to comply with any other provisions of Section 9-611 of the Code (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of Bank whatsoever;
(c)the defense of the statute of limitations in any action hereunder or for the collection or performance of the Obligations;
(d)any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

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(e)any defense based upon Bank’s errors or omissions in the administration of the Obligations;
(f)any rights to set-offs and counterclaims;
(g)any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Obligations for reimbursement; and
(h)without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.
Each Guarantor understands and agrees that the guarantee contained in this Section 13 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Bank, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against Bank, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of such Guarantor under this guaranty, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to any Borrower, any Guarantor or any other Person, (v) any merger, acquisition, consolidation or change in structure of any Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Equity Interests of any Borrower, any Guarantor or any other Person, (vi) any assignment or other transfer, in whole or in part, of Bank’s interests in and rights under this Agreement or the other Loan Documents, including Bank’s right to receive payment of the Obligations, or any assignment or other transfer, in whole or in part, of Bank’s interests in and to any of the Collateral, (vii) Bank’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Obligations, and (viii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Obligations or any other indebtedness, obligations or liabilities of any Guarantor to Bank. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Bank may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto. Any failure by Bank to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Bank against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (a) the principal amount of the Obligations may be increased or decreased and additional indebtedness or obligations of a Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for a Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Bank may deem proper; (d) in addition to the Collateral, Bank may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) Bank may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall Bank be liable to any Guarantor for any failure to collect or enforce payment or performance of the Obligations from any Person or to realize upon the Collateral, and (f) Bank may request and accept other guaranties of the Obligations and any other indebtedness, obligations or liabilities of a Loan Party to Bank and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as Bank may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

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1.86Reinstatement. The guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
1.87No Waiver by Course of Conduct; Cumulative Remedies. Bank shall not by any act (except in writing in accordance with Section 12.8), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of Bank, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Bank would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
1.88Enforcement Expenses; Indemnification. Each Guarantor agrees to pay or reimburse Bank for all its costs and expenses incurred in collecting against such Guarantor under this guaranty or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel.
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[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.
BORROWER:
PROCEPT BIOROBOTICS CORPORATION
By: /s/ Kevin Waters
Name: Kevin Waters
Title: EVP, Chief Financial Officer
BANK:
CANADIAN IMPERIAL BANK OF COMMERCE
By: /s/ Jeff Chapman
Name: Jeff Chapman
Title: Assistant General Manager, Authorized
Signatory, CIBC Innovation Banking

By: /s/ Corey Perlmutter
Name: Corey Perlmutter
Title: Assistant General Manager, Authorized
Signatory, CIBC Innovation Banking

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EXHIBIT A
DEFINITIONS
As used in this Agreement, the following capitalized terms have the following meanings:
“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Loan Party.
“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, a Loan Party, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Amortization Date” means the 36th Payment Date following the Closing Date, provided that if (i) no Event of Default has occurred and is continuing, and (ii) Borrower Representative has provided evidence reasonably satisfactory to Bank that it has achieved the Performance Milestone, the Amortization Date shall be automatically extended 48th Payment Date following the Closing Date.
“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
“Applicable Margin” means, with respect to SOFR Loans, 2.25% per annum
“AquaBeam License Agreement” is that certain Amended and Restated Exclusive License Agreement between Borrower Representative and AquaBeam LLC, a California limited liability company, effective as of September 13, 2019, and without any other amendments or changes thereto (other than amendments or other changes that are neither adverse to the interests of Bank (including, without limitation, to Bank’s security interest in the Collateral) or the Loan Parties nor constitute in the aggregate such transactions that would require Bank’s consent under Section 7 of this Agreement). Borrower Representative shall provide a five (5) Business Days’ prior notice to Bank (along with the then current draft of) each amendment to the AquaBeam License Agreement and no amendments shall be made to the AquaBeam License Agreement when an Event of Default has occurred and is continuing.
“Bank” has the meaning set forth in the preamble hereof.
“Bank Entities” has the meaning set forth in Section 12.10.
“Bank Expenses” means all reasonable and documented out-of-pocket audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Bank in connection with the Loan Documents.
“Bank Services” means any products, credit services, and/or financial accommodations provided to a Loan Party or any of its Subsidiaries by CIBC, including, without limitation, any Letters of Credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in CIBC’s various agreements related thereto, and shall include, without limitation, any of the foregoing made available from time to time.

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“Benchmark Replacement Adjustment” means with respect to any replacement of any SOFR Benchmark Rate with a Replacement Benchmark Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank (and, if applicable, the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate by the SOFR Administrator or other relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate for U.S. Dollar bilateral or syndicated business loans.

“Benchmark Replacement Conforming Changes” means with respect to any replacement of any SOFR Benchmark Rate with a Replacement Benchmark Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank (and, if applicable, the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate by the SOFR Administrator or other relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate for U.S. Dollar bilateral or syndicated business loans.
“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.
“Borrowers” means, collectively, Borrower Representative and each of the borrowers party hereto from time to time, set forth on Schedule 1 hereto.
“Borrower Representative” has the meaning set forth in the preamble hereof.
“Borrowers’ Books” means all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition and (e) any money market or similar funds under Borrower’s investment policy, as approved by Bank in writing.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the ordinary voting power for the election of the members of the board of directors or other equivalent governing body of Borrower Representative (determined on a fully diluted basis) (other than by the sale of Borrower’s equity securities in a public offering or a private placement of public equity); (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Borrower Representative by Persons who were not (i) directors of Borrower Representative on the date of this Agreement or nominated, or appointed by the board of directors of Borrower Representative or (ii) appointed by directors so nominated, or appointed; or (c) at any time, Borrower Representative shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each of its Subsidiaries (other than as a result of a transaction permitted under Section 7.3), free and clear of all Liens (other than Liens permitted under this Agreement).
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any

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Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CIBC” means Bank, CIBC Bank USA or any other Affiliate of Bank from time to time designated by Bank.
“Claims” has the meaning set forth in Section 12.3.
“Closing Date” has the meaning set forth in the preamble hereof.
“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” means any and all properties, rights and assets of Loan Parties described on Exhibit B, and any collateral securing the Obligations pursuant to any other Loan Document.
“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Bank.
“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party.
“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Authorization” means the authorization to credit a Borrower’s Deposit Account in substantially the form attached as Exhibit F-2.

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“Credit Extension” means the Term Loan or any other extension of credit by Bank for a Borrower’s benefit.
“Currency” means coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Debit Authorization” means the authorization to debit a Borrower’s Deposit Account in substantially the form attached as Exhibit F-1.
“Default” means any circumstance, event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means with respect to the Term Loan, an annual rate of interest of 3.0% above the otherwise applicable rate.
“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.
“Disqualified Equity Interests” means any Equity Interests of a Loan Party that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition: (a)  mature or are mandatorily redeemable or redeemable at the option of the holder thereof, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, or asset sale); (b) require any scheduled payment of dividends in cash; or (c) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of a Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency. As appropriate, amounts specified herein as amounts in dollars shall refer to a Dollar Equivalent amount.
“Dollars,” “dollars” or use of the sign “$”, except where expressly indicated otherwise means US Dollars.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“EBITDA” means, with respect to any period, (a) Net Income for such period, plus (b)(i) Interest Expense for such period, (ii) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense for such period, (iii) income tax expense for such period, and (iv) any non-cash stock based compensation expenses, minus (c)(i) interest income for such period, (ii) income tax credits for such period, (iii) any research and development costs or software development costs capitalized during such period, and (iv) capitalized lease payments that would constitute operating costs but for ASC 842 during such period.
“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or

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other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” has the meaning set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” means (i) Permitted Foreign Accounts, (ii) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower, (iii) zero balance accounts, and (iv) cash collateral accounts for letters of credit or credit cards solely to the extent permitted in each case under Sections 7.4 and 7.5 of this Agreement.
“Excluded Locations” means the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the Ordinary Course of Business, and (b) other locations where, in the aggregate for all such locations, less than $500,000 provided that in no event shall a Loan Party’s chief executive office constitute an “Excluded Location”.
“Excluded Swap Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Swap Agreement if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Swap Agreement (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation under a Swap Agreement but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.
“Excluded Taxes” means, any of the following Taxes imposed on or with respect to Bank or its successor, transferee, participant or assignee under Section 12.2 or required to be withheld or deducted from a payment to Bank or its successor, transferee, participant or assignee under Section 12.2, (a) Taxes imposed on or measured by net income (however denominated), franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank or its successor, transferee, participant or assignee under Section 12.2 being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of Bank or its successor, transferee, participant or assignee under Section 12.2 with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (A) Bank or its successor, transferee, participant or assignee under Section 12.2 acquires such interest in a Credit Extension or (B) Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to the Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) any withholding Taxes imposed under FATCA, (d) Taxes attributable to the failure of Bank or its successor, transferee, participant or assignee under Section 12.2 to comply with Section 2.8(b), Section 2.8(c) , Section 2.8(d) or Section 2.8(e).
“FATCA” means Sections 1471 through 1474 of the IRC as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof), any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities with respect to the implementation of the foregoing Sections of the IRC.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.
“Floor” shall mean, with respect to SOFR Loans, a rate of interest equal to 1.50% per annum.
“Foreign Currency” means lawful money of a country other than the United States.

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“Foreign Subsidiary” means any (i) Subsidiary which is not a Domestic Subsidiary.
“Funding Date” means any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Bank and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Bank and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.
“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority including for the testing, manufacturing, marketing and sales of its Product.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof.
“Guarantors” means, collectively, each of the Persons providing a guaranty in favor of Bank with respect or providing collateral, security or other credit support for all or any portion of the Obligations, including the guarantors party hereto, set forth on Schedule 1 hereto.
“Guaranty” means any guarantee of all or any part of the Obligations, in form and substance satisfactory to Bank, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“HydroCision License Agreement” is that certain Confidential Exclusive Patent License and Covenant Not to Sue between Borrower Representative and HydroCision, Inc., a Delaware corporation, dated as of March 14, 2019, and without any other amendments or changes thereto (other than amendments or other changes that are neither adverse to the interests of Bank (including, without limitation, to Bank’s security interest in the Collateral) or the Loan Parties nor constitute in the aggregate such transactions that would require Bank’s consent under Section 7 of this Agreement). Borrower Representative shall provide a five (5) Business Days’ prior notice to Bank (along with the then current draft of) each amendment to the HydroCision License Agreement and no amendments shall be made to the HydroCision License Agreement when an Event of Default has occurred and is continuing.

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“Immaterial Foreign Subsidiary” means any Foreign Subsidiary that as of the last day of the fiscal quarter of Borrower most recently ended, (i) had gross Revenue for such quarter of less than 5.00% (individually or in the aggregate) of the consolidated gross Revenue of Borrower, (ii) owned total assets for such quarter of less than 5.00% (individually or in the aggregate) of the consolidated total assets of Borrower, and (iii) owned no Intellectual Property other than immaterial Intellectual Property used in the ordinary course of business licensed to such Foreign Subsidiary.
“Indebtedness” of any Person at any time, means (a) indebtedness for borrowed money or the deferred price of property or services, (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, (e) obligations in respect of Disqualified Equity Interests, and (f) Contingent Obligations, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) the net obligations of such Person in respect of Swap Agreements.
“Indemnified Person” has the meaning set forth in Section 12.3.
“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:
(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)any and all source code;
(d)any and all design rights which may be available to such Person;
(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) of Borrower Representative and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP for such period, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower Representative and any of its Subsidiary, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Interest Period” means, as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to Bank in a Notice of Continuation not later than 12:00 P.M. on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (ii) the Borrower may not select an Interest Period

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under a that would extend beyond the Term Loan Maturity Date; (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any SOFR Loan during an Interest Period for such SOFR Loan.
“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.
“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.
“IP Security Agreement” means that certain intellectual property security agreement entered into by each Loan Party which is the owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office and Bank as of the Closing Date as may be amended, restated, supplemented or otherwise modified, from time to time.
“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“IRS” means the U.S. Internal Revenue Service.
“Letter of Credit” means a standby or commercial letter of credit issued by CIBC upon request of a Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Security Agreement, any Guaranty, any Account Control Agreement, any Collateral Access Agreement, any other Security Instruments, any Subordination Agreement, any note, or notes executed by a Loan Party, and any other present or future agreement entered into by a Loan Party with or for the benefit of Bank in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.
“Loan Party” or “Loan Parties” means, each Borrower and each Guarantor, from time to time.
“Margin Stock” has the meaning set forth in Section 5.10(b).
“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of a Loan Party; (ii) the prospect of repayment of any part of the Obligations; or (iii) the ability of Bank to enforce any of its rights or remedies with respect to any Obligations.
“Maximum Rate” has the meaning set forth in Section 2.5(d) hereof.
“Net Income” means, for any fiscal period, the net profit (or loss), after provision for taxes, of Borrower Representative and its Subsidiaries, on a consolidated basis, for such period.
“New Corporate Headquarters” means the anticipated chief executive office of Borrower Representative, located at 150-180 Baytech Drive, San Jose, CA 95134.
“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Non-US” means, with respect to any Person, a Person that is organized under the laws of a jurisdiction other than the United States or any state or territory thereof.
“Notice of Continuation” shall mean a notice in the form attached hereto as Exhibit G.

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Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Credit Extensions when due any debts, principal, interest, fees, Bank Expenses and other amounts any Borrower or such Loan Party owes to Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise (other than any warrant or other equity instrument), including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Borrower or Loan Party assigned to Bank, to perform such Borrower’s or Loan Party’s duties under the Loan Documents, and all obligations pursuant to Bank Services, provided that, in no event shall the Obligations include the Excluded Swap Obligations (other than any warrant or other equity instrument).
“OFAC” has the meaning set forth in Section 5.10(c).
“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than 30 days prior to the Closing Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension made by Bank pursuant to this Agreement or any Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, or filing Taxes or any other similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (i) Other Connection Taxes imposed with respect to an assignment or (ii) imposed with respect to any assignment or transfer by Bank under Section 12.2 of this Agreement.
“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.
“Payment Date” is the first calendar day of each calendar month, commencing on November 1, 2022.
“Perfection Certificate” means a perfection certificate, delivered as of the date of this Agreement, as updated from time to time in accordance with this Agreement or as approved by Bank.
“Performance Milestone” means that Borrower Representative shall have provided evidence reasonably satisfactory to Bank that the Loan Parties have achieved either (i) Revenue for the 12-month period then ended equal to or greater than $200,000,000 or (ii) EBITDA for the 6-month period then ended is greater than or equal to $0.
“Permitted Foreign Accounts” means each Collateral Account owned by a Loan Party and maintained at a bank located outside of the United States and Canada, provided that the aggregate held amount in all such accounts shall not exceed (x) $1,000,000 at any time prior to the Revenue Milestone and (y) $1,500,000 at any time from and after the Revenue Milestone.
“Permitted Indebtedness” means:
(a)each Loan Party’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Closing Date and shown on the Perfection Certificate, provided that (i) to the extent the amount of such type of Indebtedness is limited pursuant to a clause of this

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defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit, (ii) to the extent such Indebtedness is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Indebtedness shall not constitute Permitted Indebtedness after such repayment, and (iii) to the extent any such Indebtedness is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Indebtedness shall be permitted only to the extent the applicable Subordination Agreement is in effect;
(c)Indebtedness secured by Liens permitted under clause (c) of the defined term “Permitted Liens” hereunder;
(d)Subordinated Debt;
(e)unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;
(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;
(g)Indebtedness constituting a Permitted Investment;
(h)Contingent Obligations of any Subsidiary with respect to obligations of a Loan Party or Subsidiary (provided that the primary obligations are not prohibited hereby);
(i) any obligations with respect to corporate credit cards or merchant services for the account of Borrower or any Subsidiary in an aggregate amount outstanding at any time not to exceed $1,000,000;
(j)all obligations arising under Swap Agreements, designated to protect Borrowers or a Subsidiary against fluctuation in interest rates, currency exchange rates or commodity prices; provided the aggregate amount of Indebtedness under this clause (i) may not exceed $500,000;
(k)Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature; provided the aggregate amount of Indebtedness under this clause (i) may not exceed $4,000,000 at any given time;
(l)other Indebtedness not otherwise permitted by Section 7.4, not to exceed $500,000 in the aggregate amount outstanding at any time;
(m)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(n)unsecured Indebtedness consisting of financing of insurance premiums in the ordinary course of business; and
(o)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the applicable Loan Party or any of its Subsidiaries, as the case may be.
“Permitted Investments” means:
(a)Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate, provided that, to the extent any such Investment is of a type described in any other clause of this defined term, any such Investment set forth on the Perfection Certificate shall count against any applicable limit;
(b)(i) Investments consisting of Deposit Accounts maintained in accordance with this Agreement, (ii) Cash Equivalents, and (iii) any Investments permitted by Borrower Representative’s

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investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;
(c)Investments consisting of repurchases of Borrower Representative’s Equity Interests to the extent permitted under Section 7.7,
(d)Investments (i) among the Loan Parties, and (ii) in Subsidiaries which are not Loan Parties in an aggregate amount not to exceed 5% of Borrower’s and its Subsidiaries’ consolidated operating expenses per fiscal year (determined on an annual basis as set forth in the financial projections delivered pursuant to Section 6.2(c));
(e)Investments not to exceed $500,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of Borrower Representative pursuant to employee stock purchase plans or other similar agreements approved by Borrower Representative’s Board;
(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
(g)Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this clause (g) shall not apply to Investments of a Loan Party in any Subsidiary;
(h)joint ventures or strategic alliances in the ordinary course of the applicable Borrower’s business consisting of the non-exclusive licensing of technology (or if exclusive constitutes a Permitted License), the development of technology or the providing of technical support, provided that any cash investments by such Borrower do not exceed $500,000 in the aggregate in any fiscal year;
(i)Investments constituting Swap Agreements designated to protect Borrower or a Subsidiary against fluctuation in interest rates, currency exchange rates or commodity prices; provided, that the aggregate amount of Investments allowed under this clause (i) shall not exceed $500,000 in any given fiscal year;
(j)Investments consisting of Deposit accounts maintained in accordance with Section 6.6;
(k)Investments in connection with Dispositions permitted by Section 7.1;
(l)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment and
(m)other Investments not otherwise permitted by Section 7.7 not to exceed $500,000 in any given fiscal year.
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public; (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of a Loan Party or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Loan Parties or any of their Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower Representative delivers written notice to Bank on the then-next compliance certificate of any such license and a brief summary of the terms of any such license that is material to the business of Borrowers when taken as a whole and delivers to Bank copies of the final executed licensing documents in connection with such exclusive license together with such written notice, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Collateral Account held at CIBC; (C) the licenses

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granted by Borrower under the AquaBeam License Agreement; and (D) licenses granted by Borrower under the HydroCision License Agreement.
“Permitted Liens” means:
(a)Liens arising under this Agreement and the other Loan Documents;
(b)Liens existing on the Closing Date and shown on the Perfection Certificate;
(c)purchase money Liens (i) on Equipment acquired or held by a Loan Party or Subsidiary thereof incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment, provided that the aggregate amount of Indebtedness secured by such Liens, plus the aggregate amount outstanding pursuant to operating leases with respect to Equipment of Loan Parties and their Subsidiaries, at any time shall not exceed $1,000,000 at any time;
(d)Liens for Taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books;
(e)leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;
(f)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(g)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);
(h)Liens, deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, not exceeding $8,000,000 in the aggregate at any time; provided that, upon the later to occur of (x) the date on which Borrower has completed its relocation to, and build out of, the New Corporate Headquarters or (y) December 31, 2023, Bank may, in its reasonable discretion, reduce the amount of Indebtedness permitted to be secured by such Liens; provided that Bank shall not reduce such permitted amount below $1,000,000 outstanding at any time;
(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;
(j)Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions, securing customary fees and charges associated with the maintenance of such Collateral Account;
(k)easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary course of the business of Borrower;
(l)Liens or deposits to secure the performance of leases incurred in the ordinary course of business and not representing an obligation for borrowed money and Liens to secure tenant improvements, provided the lessor thereof has executed a landlord consent in favor of, and in form and content reasonably acceptable to, Bank; provided, however, the sum of the aggregate amount of the Indebtedness secured by such Liens and the aggregate amount of such deposits at any given time may not exceed $8,000,000; provided that, on the later to occur of (x) the date on which Borrower has completed its relocation to, and build out of, the New Corporate Headquarters or (y) December 31, 2023, Bank may, in its reasonable discretion, reduce the amount of Indebtedness permitted to be secured by such Liens; provided that Bank shall not reduce such permitted amount below $1,000,000 outstanding at any time.

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(m)Liens consisting of Permitted Licenses;
(n)Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of Borrower’s business, to secure payment of customs duties in connection with the importation of goods;
(o)other Liens not otherwise permitted hereunder securing indebtedness not to exceed $500,000 as long as such Liens secure only specific assets and not “all assets”;
(p)customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower, provided that (i) Bank has a first priority perfected security interest in such account and (ii) such account is permitted to be maintained pursuant to Section 6.6 of this Agreement;
(q)Liens arising from the filing of any precautionary financing statement on operating leases covering the leased property, to the extent such operating leases are permitted under this Agreement; and
(r)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a) through (q), but any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Permitted Transfers” means:
(a)sales, consignments and other Transfers of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business;
(b)Permitted Licenses;
(c)dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Loan Party or Subsidiary, no longer economically practicable to maintain or useful;
(d)Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments;
(e)the use or transfer of money or Cash Equivalents in the Ordinary Course of Business for the payment of ordinary course business expenses in a manner that is not prohibited by the Loan Documents; and
(f)other Transfers of assets having a fair market value of not more than $500,000 per fiscal year of Borrower Representative.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Products” means any material products manufactured, sold, developed, tested or marketed by a Loan Party or any of its Subsidiaries.
“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Responsible Officer” means with respect to any Person, any of the Chief Executive Officer, President or Chief Financial Officer of such Person. Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Borrower Representative.
“Restricted License” means any material license or other material agreement (other than ordinary course customer contracts, research and development contracts, consulting agreements, off the shelf software licenses, licenses that are commercially available to the public, open source licenses, application programming interfaces (APIs) and/or other trademarks, copyrights or patents of others that are commercially available to the public under shrinkwrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements) with respect to which a Loan Party or any of its Subsidiaries is the licensee (a) that prohibits or otherwise restricts such Loan Party or Subsidiary from granting a security interest in such Loan Party’s or Subsidiary’s interest in such license or agreement or any other property, or (b) for which a default under, or termination of which, could reasonably be expected to interfere with the Bank’s right to sell any Collateral, in each case other than as a result of customary anti-assignment provisions.
“Revenue” means revenue, in accordance with GAAP, of Borrower Representative and each of its Subsidiaries, on a consolidated basis.
“Revenue Milestone” means, as determined on the last day of any fiscal month, Borrower shall have achieved Revenue equal to or greater than $200,000,000 for the consecutive 12-month period ended as of the month ending immediately prior to the measurement date.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or other Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or other relevant sanctions authority.
“Sanctions and Anti-Corruptions Laws” means applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions, in each case, as in effect from time to time.
“SEC” means the United States Securities and Exchange Commission.
“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.
“Shares” means 100% of the issued and outstanding Equity Interests owned or held of record by a Loan Party in each of its Subsidiaries; provided that, in the case of a Foreign Subsidiary directly owned by a Loan Party, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding Equity Interests directly owned by such Loan Party in such Foreign Subsidiary.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Benchmark Rate” means the Term SOFR Rate.
“SOFR Loan” means a Term Loan that bears interest at a rate based on the Term SOFR Rate.
“Streamline Period” means on and after the Closing Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to

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Bank a written report that Borrower has, at all times during the immediately preceding calendar month, maintained Unrestricted Cash, as determined by Bank in its reasonable discretion, of at least One Hundred Million ($100,000,000) (the “Threshold Amount”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, or (ii) the first day thereafter in which Borrower fails to maintain the Threshold Amount, as determined by Bank in its reasonable discretion. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable discretion, that the Threshold Amount has been achieved.
“Subordinated Debt” means unsecured Indebtedness incurred by a Loan Party on terms acceptable to Bank and that is subject to a Subordination Agreement.
“Subordination Agreement” means any subordination agreement entered into from time to time in favor of Bank, in form and substance satisfactory to Bank, in Bank’s discretion.
“Subsidiary” means, with respect to any Person’s, any corporation’s, partnership’s, limited liability company’s Equity Interest of which by the terms thereof, such Person has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, either directly or through an Affiliate. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Loan Party.
“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Party and its Subsidiaries shall be a “Swap Agreement”.
“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tax” and “Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding), imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“Termination Date” means the date (i) the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full in cash, (ii) all commitments to extend credit pursuant to this Agreement have been terminated, and (iii) all Bank Services which are to survive the termination of this Agreement have been secured by cash collateral in an amount and on terms required by Bank.
“Term Loan” has the meaning set forth in Section 2.3 hereof.
“Term Loan Maturity Date” means the 60th Payment Date following the Closing Date.
“Term SOFR Rate” means, for any calculation with respect to a SOFR Loan, the rate per annum equal to the greater of (a) the sum of (i) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “TS Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, in the case of Interest Periods of one (1), three (3) or six (6) months or such other tenors as may be published from time to time, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any TS Determination Day, a Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the Term SOFR Rate will be the Term SOFR Reference Rate for the applicable tenor as published by the Term SOFR Administrator on the first Business Day preceding the TS Determination Day for which a Term SOFR Reference Rate was published by the Term SOFR Administrator for the applicable tenor so long as such first preceding Business Day is not more than three (3) Business Days prior to such TS Determination Day plus (ii) the Term SOFR Adjustment and (b) the Floor.
“Term SOFR Adjustment” shall mean a percentage per annum equal to (a) with respect to an Interest Period of one (1) month, 0.10%, (b) with respect to an Interest Period of three (3) months, 0.15%, and (c) with respect to an Interest Period of six (6) months, 0.25%.

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“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of forward-looking term rates based on SOFR selected by Bank in its reasonable discretion).
“Term SOFR Reference Rate” means, the forward-looking term rate based on SOFR for such tenor.
“Trademarks” means any trademark and servicemark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.
“Transfer” means to convey, sell, lease, transfer, assign, or otherwise dispose of.
“Unrestricted Cash” means the result of (i) aggregate amount of unrestricted and unencumbered cash of the Loan Parties maintained with CIBC minus (ii) all outstanding checks written by Borrowers that have not been cashed or otherwise processed.
“US Dollars” means lawful money of the United States of America.
“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

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EXHIBIT B
COLLATERAL DESCRIPTION
The Collateral consists of all of each Loan Party’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Loan Party’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.
Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Borrower shall be deemed to have granted a security interest in, any of such Borrower’s right, title or interest in any of the following property (collectively, the “Excluded Property”): (i) Equity Interests, in excess of 65%, in Foreign Subsidiaries that are directly owned by a Loan Party, (ii) any assets (including Subsidiaries) of any Immaterial Foreign Subsidiary, (iii) any interest of Borrower as a lessee or sublessee under a real property lease, (iv) any other lease, license, contract, or agreement, as such, or the assets subject thereto, if under the terms of such lease, license, contract, or agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein or in such assets to the Bank is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived, (v) Excluded Accounts and (vi) any intent-to-use trademarks.
B-1